Exhibit 99.1

Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

Editorial Contact:
Lisa Washington
Xilinx, Inc.
(408) 626-6272
lisa.washington@xilinx.com

XILINX ANNOUNCES RESTRUCTURING PLANS

SAN JOSE, CA, APRIL 15, 2009 -- Xilinx, Inc. (Nasdaq: XLNX) announced restructuring measures designed to drive structural operating efficiencies across the Company. The Company expects to reduce its global workforce by up to 200 positions, or 6%, resulting in a pre-tax charge of approximately $11 to $13 million in the June quarter primarily related to severance pay expenses. Additionally, Xilinx is implementing other short-term cost savings including executive salary reductions and a broad-based employee salary freeze. As a result, Xilinx expects to generate cost and operating expense savings of approximately $4 to $5 million per quarter beginning in the June quarter. Restructuring charges will not impact the recently ended March quarter.

Over the longer term, the Company expects to implement further supply chain efficiencies resulting in additional restructuring charges totaling approximately $10 million over the September, December and March quarters of fiscal 2010. These efficiencies are expected to result in changes to the structure and location of certain global operations, which are expected to provide the Company with further cost savings over time.

Xilinx is currently in its quiet period, so an update to its business outlook will not be provided at this time. Further information concerning savings and costs related to the restructuring will be provided when the company announces March quarter results on April 22, 2009. Please visit the company’s web site at www.investor.xilinx.com for information relating to the real-time audio broadcast.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect”, “may,” “will,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar words. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers' customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of the Company to generate cost and operating expense savings in an efficient and timely fashion, the ability of our customers to manage their inventories, a high dependence on turns business, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, unanticipated restructuring difficulties, inaccuracies in the assessment of the amount and timing of the charges and other risk factors listed in our most recent Forms 10-K and 10-Q.

About Xilinx Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com. Xilinx, the Xilinx logo, Virtex, Spartan, ISE, and other brands designated herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.